Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 15, 2006, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of InPhonic, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statement of InPhonic, Inc. and subsidiaries on Form S-8 (File No. 333-123601).

/s/ GRANT THORNTON LLP

Vienna, Virginia

March 15, 2006